CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the inclusion in this registration statement on Form N-2 of our report dated September 7, 2000 on our audit of the Statement of Assets and Liabilities, including the Schedule of Investments, of Byzantine Ventures, Inc. as of May 31, 2000. We also consent to the reference to our firm under the caption "Experts".

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PricewaterhouseCoopers LLP

San Francisco, California

October 10, 2000